U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            AVERY SPORTS TURF, INC.
            (Exact Name of Registrant as Specified in its Charter)

         Delaware                                          52-2171803
  (State of Incorporation)                       (I.R.S. Employer ID No.)

    7550 24th Avenue South, Suite 168, Minneapolis, Minnesota     55450
              (Address of principal executive offices)

           Non-Employee Directors and Consultants Retainer Stock Plan
                               Stock Incentive Plan
                             (Full title of the plans)

                             Gary L. Borglund, President
                               Avery Sports Turf, Inc.
                           7550 24th Avenue South, Suite 168
                              Minneapolis, Minnesota 55450
                               (612) 746-4025, ext. 29
           (Name, address, and telephone number of agent for service)

With a copy to:

                      Brian F. Faulkner, A Professional Law Corporation,
                               27127 Calle Arroyo, Suite 1923,
                             San Juan Capistrano, California 92675
                                        (949) 240-1361

                               CALCULATION OF REGISTRATION FEE

Title of         Amount to be     Proposed      Proposed       Amount of
Securities       Registered       Maximum       Aggregate      Registration
to be                             Offering      Offering          Fee
Registered                        Price          Price

Common Stock     30,000,000       $0.001 (1)    $30,000           $2.76
Common Stock     10,000,000       $0.03 (2)     $300,000          $27.60

(1) This offering price per share is calculated under Rule 457(h)(1) pursuant to the deemed issuance price as set forth in this plan (see
Exhibit 4.1 to this Form S-8).

(2) This offering price per share is calculated under Rule 457(h)(1) (reference to Rule 457(c)) as the exercise price of the options is not known: average of the bid and ask prices as of August 18, 2003 (within 5 business days prior to the date of filing this registration statement). See this plan, attached as Exhibit 4.2 to this Form S-8.

                                      PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

     See Item 2 below.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (a) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (b) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     (1)  The following are hereby incorporated by reference:

     (a) The Registrant's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2002, filed on August 4, 2003.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-KSB referred to in (a) above, which consist of a Form 8-K filed on February 19, 2003, a Form 8-K filed on April 28, 2003, an amended Form 8-K filed on May 29, 2003, amended Form 10-KSB's (1999, 2000, and 2001 fiscal years) filed on August 4, 2003, a Form 10-QSB (quarter ended March
2000) filed on August 4, 2003, Form 10-QSB's (quarters ended June 2000, September 2000, March 2001, June 2001, and September 2001) filed on August 5, 2003, amended Form 10-QSB's (quarters ended March 2002, June 2002 and September 2002), a Form 10-QSB (quarter ended March 31, 2003) filed on August 14, 2003, and a Form 10-QSB (quarter ended June 30, 2003) filed on August 14, 2003.

     (2) A description of the securities of the Registrant is contained in a Form 10-SB filed on February 10, 2000.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

     Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

     Brian F. Faulkner, A Professional Law Corporation, counsel for the Registrant as giving an opinion on the validity of the securities being registered, will be receiving 2,500,000 shares of common stock of the Registrant. These shares will be paid pursuant to the Registrant's Non-Employee Directors and Consultants Retainer Stock Plan under this Form S-8 in exchange for legal services previously rendered, or to be rendered, under an attorney-client contract. These legal services consist of advice and preparation work in connection with reports of the Registrant under the Securities Exchange Act of 1934, and other general corporate and securities work for the company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation of Liability.

(a)  Articles of Incorporation and Bylaws.

     The Registrant's articles of incorporation provide the following with regard to liability:

     "5. No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) the acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

(b)  Delaware General Corporation Law.

     "Section 325. Actions against officers, directors or stockholders to enforce liability of corporation; unsatisfied judgment against corporation.

     (a) When the officers, directors or stockholders of any corporation shall be liable by the provisions of this chapter to pay the debts of the corporation, or any part thereof, any person to whom they are liable may have an action, at law or in equity, against any 1 or more of them, and the complaint shall state the claim against the corporation, and the ground on which the plaintiff expects to charge the defendants personally.

     (b) No suit shall be brought against any officer, director or stockholder for any debt of a corporation of which such person is an officer, director or stockholder, until judgment be obtained therefor against the corporation and execution thereon returned unsatisfied."

Indemnification.

(a)  Articles of Incorporation and Bylaws.

     There are no provisions in the articles of incorporation or bylaws of the Registrant with respect to indemnification.

(b)  Delaware General Corporation Law.

     "Section 145. Indemnification of officers, directors, employees and agents; insurance.

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

     The Exhibits required by Item 601 of Regulation S-B, and an index thereto, are attached.

ITEM 9. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article
3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information

     (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Minneapolis, State of Minnesota, on August 18, 2003.

                                       Avery Sports Turf, Inc.


                                       By: /s/  Gary Borglund
                                       Gary Borglund, President

                             Special Power of Attorney

     The undersigned constitute and appoint Gary Borglund their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


Signature                    Title                       Date

/s/  Gary Borglund       President/Director             August 18, 2003
Gary Borglund

/s/  Richard Dunning     Director                       August 18, 2003
Richard Dunning

                              EXHIBIT INDEX

Number                         Description

4.1 Non-Employee Directors and Consultants Retainer Stock Plan, dated August 5, 2003 (see below).

4.2     Stock Incentive Plan, dated August 5, 2003 (see below).

5       Opinion Re: Legality (see below).

23.1    Consent of Accountant (see below).

23.3    Consent of Counsel (see below).

24      Special Power of Attorney (see signature page).